Exhibit 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI

PROFESSIONAL CORPORATION

March 25, 2011

ServiceSource International, Inc.

634 Second Street

San Francisco, CA 94107

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by ServiceSource International, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 27,122,031 shares of your common stock, par value $0.0001 per share (the “Shares”), reserved for issuance pursuant to the 2011 Equity Incentive Plan, 2011 Employee Stock Purchase Plan, 2008 Share Option Plan and the 2004 Omnibus Share Plan (the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,
WILSON SONSINI GOODRICH & ROSATI Professional Corporation /s/ Wilson Sonsini Goodrich & Rosati